EXHIBIT 10.23

December 30, 2009
Robert R. Nielsen, Esq.
Executive Vice President, Secretary,
Century Aluminum Company
2511 Garden Road
Monterey, CA 93940

Dear Bob:

I am writing this letter agreement further to the conversations last week among you, Bill Leatherberry and me, and our agreement as follows:

•
You have indicated to me that you would like to retire, but will delay until April 1, 2010 your retirement from the Company and will remain with the Company until that date to provide continuing support to the Board and its Committees for such meetings as may be called during the first quarter of 2010.

•
Effective January 1, 2010, your title will be Executive Vice President and Assistant Secretary, and Bill will become the Company’s Corporate Secretary (in addition to his serving as the Company’s General Counsel).  You will continue to report to me and work with Bill.  Your base compensation and your benefits will remain unchanged.

•	Likewise, we will provide you with administrative support for your work at a level comparable to that provided in 2009 although the personnel made available to you for such support may change.

•	You will be in the office on an as-needed basis, subject to paid leave on the following dates: January 4 – 8, 11 – 12, 26 – 29; February 1 – 3; March 2 – 5.

•	Your incentive compensation will be as follows:

o	2009 AIP: $295,000, payable during the First Quarter of 2010, in lieu of any other payments you may be entitled to under the 2009 AIP;

o
2007 – 2009 LTIP: at approved award level pursuant to the Compensation Committee’s administration of the Plan; payable at the time such award, if any, is paid to the other participants of the 2007-2009 LTIP;

o
2008 – 2010 LTIP: at approved award level pursuant to the Compensation Committee’s administration of the Plan; payable at the time such award, if any, is paid to the other participants of the 2008-2010 LTIP;

o	A special one-time payment of $130,000, payable upon termination of your employment with the Company;

•	You agree to execute a release, in a form to be mutually agreed, that will release the Company from further obligation for incentive compensation or salary beyond that specified in this letter.

•	To the extent that the foregoing amends your current employment agreement with the Company, such agreement is hereby deemed to be amended accordingly.

•	This letter agreement is subject to approval by the Compensation Committee, which will be asked promptly to grant such approval.

If you are in agreement with the foregoing, kindly countersign and return to me the enclosed copy of this letter agreement.

With best regards,

/s/ Logan W. Kruger
Logan W. Kruger
President and Chief Executive Officer

Accepted and agreed to
December 30, 2009

/s/ Robert R. Nielsen
Robert R. Nielsen